SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 12, 2007

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creating a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

     On March 12, 2007, Federated Department Stores, Inc. ("Federated") and its wholly owned subsidiary, Federated Retail Holdings, Inc. ("Federated Holdings"), entered into the Second Supplemental Indenture (the "Second Supplemental Indenture") and the Third Supplemental Indenture (the "Third Supplemental Indenture") to the Indenture, dated as of November 2, 2006, among Federated Holdings, as issuer, Federated, as guarantor, and U.S. Bank National Association, as trustee (the "Base Indenture" and, together with the Second Supplemental Indenture and the Third Supplemental Indenture, the "Indenture"), in connection with the offer and sale of $1.1 billion aggregate principal amount of Federated Holdings' 5.350% Senior Notes due 2012 and $500 million aggregate principal amount of Federated Holdings' 6.375% Senior Notes due 2037, which are fully and unconditionally guaranteed by Federated.

     Federated Holdings will pay interest on the senior notes on each March 15 and September 15, beginning on September 15, 2007. The 5.350% Senior Notes due 2012 will mature on March 15, 2012 and the 6.375% Senior Notes due 2037 will mature on March 15, 2037. Federated Holdings may, at any time, redeem either series of the senior notes at a redemption price equal to 100% of the principal amount of such series, plus a "make whole" premium described in the Indenture.

     Upon the occurrence of both (i) a change of control of Federated and (ii) a downgrade of either series of the senior notes below an investment grade rating by each of Fitch Ratings, Moody's Investors Service, Inc. and Standard & Poor's Ratings Services within a specified period, Federated Holdings will be required to make an offer to purchase the senior notes of such series at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

     The senior notes are subject to the covenants in the Indenture, which include limitations on liens, limitations on sale and leaseback transactions, limitations on sales of assets, and limitations on merger and consolidation.

     The Indenture contains customary events of default, including: (a) failure to pay principal or premium, if any, on any senior note when due; (b) failure to pay any interest on any senior note for 30 days after the interest becomes due; (c) failure to redeem or repurchase any senior note when required to do so; (d) Federated Holdings' failure to perform, or its breach of, any other covenant in the Indenture for 60 days after written notice thereof; (e) nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other indebtedness of Federated Holdings or any of its restricted subsidiaries, the unpaid principal amount of which is not less than $100 million, which default results in the acceleration of the maturity of the indebtedness; (f) the entry of any final judgment or order against Federated Holdings, Federated or any of their restricted subsidiaries, which judgment or order creates a liability of $100 million or more in excess of insured amounts and which has not been stayed, vacated, discharged, or otherwise satisfied for a period of 60 days; (g) Federated's guarantee ceases to be in full force and effect; and (h) specified events of bankruptcy, insolvency or reorganization involving Federated Holdings, Federated or any significant subsidiary (or group of subsidiaries that would constitute a significant subsidiary) of Federated or Federated Holdings.

     If an event of default resulting from specified events involving bankruptcy, insolvency or reorganization occurs, the Indenture provides that the principal of, premium, if any, and accrued interest on the senior notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the senior notes. If any other event of default occurs and is continuing, the Indenture provides that either the Trustee or the holders of at least 25% in principal amount of the outstanding senior notes may declare the principal amount of all the senior notes to be due and payable immediately.

     The foregoing disclosure is qualified in its entirety by reference to the Second Supplemental Indenture and the Third Supplemental Indenture, which are attached hereto as Exhibit 4.1 and Exhibit 4.2 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

4.1

Second Supplemental Indenture, dated as of March 12, 2007, among Federated Retail Holdings, Inc., as issuer, Federated Department Stores, Inc., as guarantor, and U.S. Bank National Association, as trustee.

4.2

Third Supplemental Indenture, dated as of March 12, 2007, among Federated Retail Holdings, Inc., as issuer, Federated Department Stores, Inc., as guarantor, and U.S. Bank National Association, as trustee.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: March 12, 2007	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, General Counsel and Secretary

Index to Exhibits

Index Number

4.1

Second Supplemental Indenture, dated as of March 12, 2007, among Federated Retail Holdings, Inc., as issuer, Federated Department Stores, Inc., as guarantor, and U.S. Bank National Association, as trustee.

4.2

Third Supplemental Indenture, dated as of March 12, 2007, among Federated Retail Holdings, Inc., as issuer, Federated Department Stores, Inc., as guarantor, and U.S. Bank National Association, as trustee.